Exhibit 99.1

Spirit AeroSystems Holdings, Inc.
3801 S. Oliver
Wichita, KS 67210
www.spiritaero.com

Spirit AeroSystems Reports 2023 Results

Fourth Quarter 2023
•Revenues of $1.8 billion
•EPS of $0.52; Adjusted EPS* of $0.48
•Cash provided by operations of $113 million; Free cash flow* of $42 million

Wichita, Kan., February 6, 2024 - Spirit AeroSystems Holdings, Inc. (NYSE: SPR) (“Spirit,” “Spirit AeroSystems” or the “Company”) reported fourth quarter and full-year 2023 financial results.

Table 1. Summary Financial Results (unaudited)
	4th Quarter			Twelve Months
($ in millions, except per share data)	2023	2022	Change	2023	2022	Change

Revenues	$1,813	$1,320	37%	$6,048	$5,030	20%
Operating Income (Loss)	$198	($139)	**	($151)	($281)	46%
Operating Income (Loss) as a % of Revenues	10.9%	(10.5%)	**	(2.5%)	(5.6%)	310 BPS
Net Income (Loss)	$59	($243)	**	($633)	($546)	(16%)
Net Income (Loss) as a % of Revenues	3.2%	(18.4%)	**	(10.5%)	(10.8%)	30 BPS
Income (Loss) Per Share (Fully Diluted)	$0.52	($2.32)	**	($5.94)	($5.21)	(14%)
Adjusted Income (Loss) Per Share (Fully Diluted)*	$0.48	($1.46)	**	($4.02)	($2.81)	(43%)
Fully Diluted Weighted Avg Share Count	116.2	104.8		106.6	104.6

** Represents an amount in excess of 100% or not meaningful.
“Speaking on behalf of everyone at Spirit, the quality and safety of the products we produce is paramount above all,” said Pat Shanahan, President and Chief Executive Officer, Spirit AeroSystems. “Over the past month, we have been working shoulder to shoulder with our customer to take a series of actions to strengthen our systems and processes to accelerate the improvement of our operations.”
Revenue
Spirit’s revenue in the fourth quarter of 2023 increased from the same period of 2022 primarily due to higher production deliveries on Commercial programs, higher Defense and Space and Aftermarket segment revenues, as well as the previously disclosed impacts from the
* Non-GAAP financial measure, see Appendix for reconciliation

Boeing Memorandum of Agreement (the “MOA”) executed in October 2023 including favorable pricing adjustments on the Boeing 787 program and the reversal of the potential claim related to the Boeing 737 vertical fin attach fittings issue. Overall deliveries increased to 398 shipsets during the fourth quarter of 2023 compared to 343 shipsets in the same period of 2022. This includes Boeing 737 deliveries of 104 shipsets compared to 81 shipsets in the same period of the prior year.
Spirit’s backlog at the end of the fourth quarter of 2023 was approximately $49 billion, which includes work packages on all commercial platforms in the Airbus and Boeing backlog.
Earnings
Operating income for the fourth quarter of 2023 improved compared to the same period of 2022 primarily driven by the favorable impact of the Boeing MOA executed in October 2023 to the Boeing 787 program, including favorable change in estimates as well as a material right obligation liability reversal recognized during the fourth quarter of 2023.
As a result of the favorable pricing adjustments to the Boeing 787 program resulting from the Boeing MOA executed in October 2023, Spirit recorded forward loss reversals of $205.6 million and material right obligation liability reversal of $155.0 million related to the Boeing 787 program during the fourth quarter of 2023.
Total change in estimates in the fourth quarter of 2023 included net forward loss reversals of $34.3 million and unfavorable cumulative catch-up adjustments for periods prior to the fourth quarter of $55.4 million. Net forward loss reversals were primarily driven by the Boeing 787 program as discussed above, as well as additional forward losses on the Airbus A350 program and the Airbus A220 program primarily driven by higher estimates of supply chain, labor and other costs. The forward losses on the Airbus A350 program of $76.0 million and Airbus A220 program of $57.7 million include net incremental losses for anticipated performance obligations beyond 2025 of $28.8 million in total. Unfavorable cumulative catch-up adjustments were primarily related to the Boeing 737 program, reflecting increased factory performance costs. Excess capacity costs during the fourth quarter of 2023 were $31.2 million. In comparison, during the fourth quarter of 2022, Spirit recognized $113.7 million of net forward loss charges, $58.7 million of unfavorable cumulative catch-up adjustments and excess capacity costs of $31.2 million.
Fourth quarter 2023 EPS was $0.52, compared to $(2.32) in the same period of 2022. Fourth quarter 2023 adjusted EPS* was $0.48, which excludes the incremental deferred tax asset valuation allowance and net pension termination charges. In the same period of 2022,
* Non-GAAP financial measure, see Appendix for reconciliation adjusted EPS* was $(1.46), which excluded the incremental deferred tax asset valuation allowance and pension termination charges. (Table 1)
Cash
Cash from operations during the fourth quarter of 2023 includes the previously disclosed funding of approximately $100 million received from Boeing per the terms of the MOA executed in October 2023 for tooling and capital through 2025 for certain planned and potential Boeing 737 and 787 program rate increases. Free cash flow* in the fourth quarter of 2023 was $42 million.
The cash balance at the end of the fourth quarter of 2023 was $824 million, reflecting the proceeds from issuance of common stock and exchangeable senior notes during the fourth quarter of 2023. (Table 2)

Table 2. Cash Flow, Cash and Total Debt (unaudited)
	4th Quarter			Twelve Months
($ in millions)	2023	2022	Change	2023	2022	Change

Cash provided by (used in) Operations	$113	($27)	**	($226)	($395)	43%
Purchases of Property, Plant & Equipment	($72)	($39)	(84%)	($148)	($122)	(22%)
Free Cash Flow*	$42	($66)	**	($374)	($516)	28%

Cash and Total Debt				December 31, 2023	December 31, 2022

Cash				$824	$659
Total Debt				$4,084	$3,869

** Represents an amount in excess of 100% or not meaningful.
2024 Financial Outlook
Spirit will not be providing guidance at this time until there is further clarity on the timing of 737 MAX production rate increases from our customer in relation to FAA approval and ongoing price negotiations with Airbus.
Segment Results
Commercial
Commercial segment revenue in the fourth quarter of 2023 increased from the same period of the prior year, primarily due to higher production across all programs as well as the favorable pricing impact on the Boeing 787 program resulting from the Boeing MOA executed in October 2023. Operating margin for the fourth quarter of 2023 increased compared to the same period of 2022, primarily due to favorable change in estimates recorded in the current period. In the fourth quarter of 2023, change in estimates for the segment included $47.5 million of net
* Non-GAAP financial measure, see Appendix for reconciliation forward loss reversals and $51.0 million of unfavorable cumulative catch-up adjustments. Additionally, during the fourth quarter of 2023, the Commercial segment included excess capacity costs of $30.3 million. In comparison, during the fourth quarter of 2022, the segment recognized $111.3 million of net forward losses, $58.3 million of unfavorable cumulative catch-up adjustments and excess capacity costs of $29.7 million.
Defense & Space
Defense & Space segment revenue in the fourth quarter of 2023 increased from the same period of the prior year, primarily due to higher activity on development programs and higher production on the KC-46 Tanker program in the current period. Operating margin for the fourth quarter of 2023 decreased compared to the same period of 2022, primarily due to higher unfavorable change in estimates recorded in the current period. The segment recorded net forward losses of $13.2 million, unfavorable cumulative catch-up adjustments of $4.4 million, and excess capacity costs of $0.9 million in the fourth quarter of 2023. The forward losses were primarily driven by higher production cost estimates on the Sikorsky CH-53K program and the unfavorable cumulative catch-up adjustment was primarily driven by the Boeing P-8 program. In comparison, during the fourth quarter of 2022, the segment recognized net forward losses of $2.4 million, unfavorable cumulative catch-up adjustments of $0.4 million and excess capacity costs of $1.5 million.
Aftermarket
Aftermarket segment revenue in the fourth quarter of 2023 increased compared to the same period of 2022, primarily due to higher spare part sales. Operating margin for the fourth quarter of 2023 increased compared to the same period of 2022, primarily due to the absence of a one-time inventory adjustment charge recognized in the fourth quarter of 2022.
* Non-GAAP financial measure, see Appendix for reconciliation

Table 4. Segment Reporting (unaudited)
	4th Quarter			Twelve Months
($ in millions)	2023	2022	Change	2023	2022	Change

Segment Revenues
Commercial	$1,517.1	$1,064.0	42.6%	$4,885.0	$4,068.4	20.1%
Defense & Space	205.3	183.2	12.1%	789.0	649.8	21.4%
Aftermarket	90.5	72.9	24.1%	373.9	311.4	20.1%
Total Segment Revenues	$1,812.9	$1,320.1	37.3%	$6,047.9	$5,029.6	20.2%

Segment Earnings (Loss) from Operations
Commercial	$249.7	($79.4)	**	$49.2	($82.9)	**
Defense & Space	3.7	20.7	(82.1%)	44.7	72.8	(38.6%)
Aftermarket	21.0	9.2	**	82.4	58.5	40.9%
Total Segment Operating Earnings (Loss)	$274.4	($49.5)	**	$176.3	$48.4	**

Segment Operating Earnings (Loss) as % of Revenues
Commercial	16.5%	(7.5%)	**	1.0%	(2.0%)	300 BPS
Defense & Space	1.8%	11.3%	**	5.7%	11.2%	(550) BPS
Aftermarket	23.2%	12.6%	**	22.0%	18.8%	320 BPS
Total Segment Operating Earnings (Loss) as % of Revenues	15.1%	(3.7%)	**	2.9%	1.0%	190 BPS

Unallocated Expense
SG&A	($64.6)	($75.4)	14.3%	($281.8)	($279.2)	(0.9%)
Research & Development	(11.5)	(13.9)	17.3%	(45.4)	(50.4)	9.9%
Total Earnings (Loss) from Operations	$198.3	($138.8)	**	($150.9)	($281.2)	46.3%

Total Operating Earnings (Loss) as a % of Revenues	10.9%	(10.5%)	**	(2.5%)	(5.6%)	310 BPS

** Represents an amount in excess of 100% or not meaningful.

Contact information:
Investor Relations: Ryan Avey (316) 523-7040
Media: Chuck Cadena (316) 526-3910
On the web: http://www.spiritaero.com

* Non-GAAP financial measure, see Appendix for reconciliation

Cautionary Statement Regarding Forward-Looking Statements
This press release contains “forward-looking statements” that involve many risks and uncertainties. Forward-looking statements generally can be identified by the use of forward-looking terminology such as “aim,” “anticipate,” “believe,” “could,” “continue,” “estimate,” “expect,” “forecast,”
“goal,” “intend,” “may,” “might,” “model,” “objective,” “outlook,” “plan,” “potential,” “predict,” “project,” “seek,” “should,” “target,” “will,” “would,” and other similar words, or phrases, or the negative thereof, unless the context requires otherwise. These statements are based on circumstances as of the date on which the statements are made and they reflect management’s current views with respect to future events and are subject to risks and uncertainties, both known and unknown, including, but not limited to, those described in the “Risk Factors” section of the 2023 Form 10-K. Our actual results may vary materially from those anticipated in forward-looking statements. We caution investors not to place undue reliance on any forward-looking statements.

Important factors that could cause actual results to differ materially from those reflected in such forward-looking statements and that should be considered in evaluating our outlook include, but are not limited to, the following:

•the continued fragility of the global aerospace supply chain including our dependence on our suppliers, as well as the cost and availability of raw materials and purchased components, including increases in energy, freight, and other raw material costs as a result of inflation or continued global inflationary pressures;
•our ability and our suppliers’ ability to meet stringent delivery (including quality and timeliness) standards and accommodate changes in the build rates or model mix of aircraft under existing contractual commitments, including the ability or willingness to staff appropriately or expend capital for current production volumes and anticipated production volume increases;
•our ability to maintain continuing, uninterrupted production at our manufacturing facilities and our suppliers’ facilities;
•our ability, and our suppliers' ability, to attract and retain the skilled work force necessary for production and development in an extremely competitive market;
•the effect of economic conditions, including increases in interest rates and inflation, on the demand for our and our customers’ products and services, on the industries and markets in which we operate in the U.S. and globally, and on the global aerospace supply chain;
•the general effect of geopolitical conditions, including Russia’s invasion of Ukraine and the resultant sanctions being imposed in response to the conflict, including any trade and transport restrictions;
•the recent outbreak of war in Israel and the Gaza Strip and the potential for expansion of the conflict in the surrounding region, which may impact certain suppliers' ability to continue production or make timely deliveries of supplies required to produce and timely deliver our products, and may result in sanctions being imposed in response to the conflict, including trade and transport restrictions;
•our relationships with the unions representing many of our employees, including our ability to successfully negotiate new agreements, and avoid labor disputes and work stoppages with respect to our union employees;
•the impact of significant health events, such as pandemics, contagions or other public health emergencies (including the COVID-19 pandemic) or fear of such events, on the demand for our and our customers’ products and services, the industries and the markets in which we operate in the U.S. and globally;
•the timing and conditions surrounding the full worldwide return to service (including receiving the remaining regulatory approvals) of the B737 MAX, future demand for the aircraft, and any residual impacts of the B737 MAX grounding on production rates for the aircraft;
•our reliance on The Boeing Company (“Boeing”) and Airbus Group SE and its affiliates (collectively, “Airbus”) for a significant portion of our revenues;
•the business condition and liquidity of our customers and their ability to satisfy their contractual obligations to the Company;
•the certainty of our backlog, including the ability of customers to cancel or delay orders prior to shipment on short notice, and the potential impact of regulatory approvals of existing and derivative models;
•our ability to accurately estimate and manage performance, cost, margins, and revenue under our contracts, and the potential for additional forward losses on new and maturing programs;
•our accounting estimates for revenue and costs for our contracts and potential changes to those estimates;
•our ability to continue to grow and diversify our business, execute our growth strategy, and secure replacement programs, including our ability to enter into profitable supply arrangements with additional customers;
•the outcome of product warranty or defective product claims and the impact settlement of such claims may have on our accounting assumptions;
•competitive conditions in the markets in which we operate, including in-sourcing by commercial aerospace original equipment manufacturers;
•our ability to successfully negotiate, or re-negotiate, future pricing under our supply agreements with Boeing, Airbus and other customers;
•the possibility that our cash flows may not be adequate for our additional capital needs;
•any reduction in our credit ratings;
•our ability to access the capital markets to fund our liquidity needs, and the costs and terms of any additional financing;
•our ability to avoid or recover from cyber or other security attacks and other operations disruptions;
•legislative or regulatory actions, both domestic and foreign, impacting our operations, including the effect of changes in tax laws and rates and our ability to accurately calculate and estimate the effect of such changes;
•spending by the U.S. and other governments on defense;
•pension plan assumptions and future contributions;
•the effectiveness of our internal control over financial reporting;
•the outcome or impact of ongoing or future litigation, arbitration, claims, and regulatory actions or investigations, including our exposure to potential product liability and warranty claims;
•adequacy of our insurance coverage;
•our ability to continue selling certain receivables through our supplier financing programs;
•our ability to effectively integrate recent acquisitions, along with other acquisitions we pursue, and generate synergies and other cost savings therefrom, while avoiding unexpected costs, charges, expenses, and adverse changes to business relationships and business disruptions; and
•the risks of doing business internationally, including fluctuations in foreign currency exchange rates, impositions of tariffs or embargoes, trade restrictions, compliance with foreign laws, and domestic and foreign government policies.

These factors are not exhaustive and it is not possible for us to predict all factors that could cause actual results to differ materially from those reflected in our forward-looking statements. These factors speak only as of the date hereof, and new factors may emerge or changes to the foregoing factors may occur that could impact our business. As with any projection or forecast, these statements are inherently susceptible to uncertainty and changes in circumstances. Except to the extent required by law, we undertake no obligation to, and expressly disclaim any obligation to, publicly update or revise any forward-looking statements, whether as a result of new information, future events, or otherwise. You should review carefully the section captioned “Risk Factors” in the Company’s Annual Report on Form 10-K and the Company’s Quarterly Reports on Form 10-Q for a more complete discussion of these and other factors that may affect our business.
* Non-GAAP financial measure, see Appendix for reconciliation

Spirit Shipset Deliveries
(one shipset equals one aircraft)

	4th Quarter		Twelve Months
	2023	2022	2023	2022
B737	104	81	356	281
B747	—	—	—	1
B767	9	8	33	31
B777	9	7	32	26
B787	11	7	36	20
Total Boeing	133	103	457	359

A220	20	14	63	60
A320 Family	150	144	573	591
A330	9	8	35	27
A350	17	11	54	48
Total Airbus	196	177	725	726

Business/Regional Jet	69	63	236	212

Total	398	343	1,418	1,297

* Non-GAAP financial measure, see Appendix for reconciliation

Spirit AeroSystems Holdings, Inc.
Condensed Consolidated Statements of Operations
(unaudited)

	For the Three Months Ended		For the Nine Months Ended
	December 31, 2023	December 31, 2022	December 31, 2023	December 31, 2022
	($ in millions, except per share data)
Net revenues	$1,812.9	$1,320.1	$6,047.9	$5,029.6
Operating costs and expenses:
Cost of sales	1,538.3	1,369.6	5,858.5	4,981.0
Selling, general and administrative	64.6	75.4	281.8	279.2
Restructuring costs	—	—	7.2	0.2
Research and development	11.5	13.9	45.4	50.4
Other operating expense	0.2	—	5.9	—
Total operating costs and expenses	1,614.6	1,458.9	6,198.8	5,310.8
Operating income (loss)	198.3	(138.8)	(150.9)	(281.2)
Interest expense and financing fee amortization	(97.6)	(73.3)	(318.7)	(244.1)
Other expense, net	(20.4)	(44.3)	(140.4)	(14.1)
Income (loss) before income taxes and equity in net loss of affiliates	80.3	(256.4)	(610.0)	(539.4)
Income tax (provision) benefit	(21.4)	13.2	(22.5)	(5.2)
Income (loss) before equity in net loss of affiliates	58.9	(243.2)	(632.5)	(544.6)
Equity in net loss of affiliates	(0.1)	(0.4)	(0.3)	(1.6)
Net income (loss)	58.8	(243.6)	($632.8)	($546.2)
Less noncontrolling interest in earnings of subsidiary	(0.1)	0.5	(0.1)	0.5
Net income (loss) attributable to common shareholders	$58.7	($243.1)	($632.9)	($545.7)

Income (loss) per share
Basic	$0.53	($2.32)	($5.94)	($5.21)
Shares	111.0	104.8	106.6	104.6

Diluted	$0.52	($2.32)	($5.94)	($5.21)
Shares	116.2	104.8	106.6	104.6

Dividends declared per common share	$0.00	$0.00	$0.00	$0.03

* Non-GAAP financial measure, see Appendix for reconciliation

Spirit AeroSystems Holdings, Inc.
Condensed Consolidated Balance Sheets
(unaudited)

	December 31, 2023	December 31, 2022
	($ in millions)
Assets
Cash and cash equivalents	$823.5	$658.6
Restricted cash	0.1	0.2
Accounts receivable, net	585.5	489.5
Contract assets, short-term	522.9	501.0
Inventory, net	1,767.3	1,470.7
Other current assets	52.5	38.3
Total current assets	3,751.8	3,158.3
Property, plant and equipment, net	2,084.2	2,205.9
Intangible assets, net	196.2	211.4
Goodwill	631.2	630.5
Right of use assets	92.1	94.3
Contract assets, long-term	—	1.2
Pension assets	33.5	196.9
Restricted plan assets	61.1	71.1
Deferred income taxes	0.1	4.8
Other assets	99.9	91.8
Total assets	$6,950.1	$6,666.2
Liabilities
Accounts payable	$1,106.8	$919.8
Accrued expenses	420.1	411.7
Profit sharing	15.7	40.5
Current portion of long-term debt	64.8	53.7
Operating lease liabilities, short-term	9.1	8.3
Advance payments, short-term	38.3	24.9
Contract liabilities, short-term	192.6	111.1
Forward loss provision, short-term	256.6	305.9
Deferred revenue and other deferred credits, short-term	49.6	21.7
Other current liabilities	44.7	54.9
Total current liabilities	2,198.3	1,952.5
Long-term debt	4,018.7	3,814.9
Operating lease liabilities, long-term	84.3	85.4
Advance payments, long-term	301.9	199.9
Pension/OPEB obligation	30.3	25.2
Contract liabilities, long-term	161.3	245.3
Forward loss provision, long-term	240.9	369.2
Deferred revenue and other deferred credits, long-term	76.7	49.0
Deferred grant income liability — non-current	25.8	25.7
Deferred income taxes	9.1	1.3
Other non-current liabilities	315.6	141.6
Stockholders’ Equity
Common stock, Class A par value $0.01, 200,000,000 shares authorized, 116,054,291 and 105,252,421 shares issued and outstanding, respectively	1.2	1.1
Additional paid-in capital	1,429.1	1,179.5
Accumulated other comprehensive loss	(89.7)	(203.9)
Retained earnings	599.4	1,232.5
Treasury stock, at cost (41,587,480 shares each period, respectively)	(2,456.7)	(2,456.7)
Total stockholders' equity	(516.7)	(247.5)
Noncontrolling interest	3.9	3.7
Total equity	(512.8)	(243.8)
Total liabilities and equity	$6,950.1	$6,666.2

* Non-GAAP financial measure, see Appendix for reconciliation

Spirit AeroSystems Holdings, Inc.
Condensed Consolidated Statements of Cash Flows
(unaudited)

	For the Twelve Months Ended
	December 31, 2023	December 31, 2022
	($ in millions)
Operating activities
Net loss	($632.8)	($546.2)
Adjustments to reconcile net loss to net cash used in operating activities
Depreciation and amortization expense	315.6	337.1
Amortization of deferred financing fees	12.6	11.9
Accretion of customer supply agreement	2.6	2.2
Employee stock compensation expense	29.2	36.6
Loss on extinguishment of debt	11.8	2.6
(Gain) loss from derivative instruments	(0.5)	17.1
Loss (gain) from foreign currency transactions	7.5	(18.9)
Loss on disposition of assets	6.9	1.1
Deferred taxes	18.1	8.5
Pension and other post-retirement plans income	55.1	37.1
Grant liability amortization	(1.1)	(1.5)
Equity in net loss of affiliates	0.3	1.6
Forward loss provision	(178.5)	(89.7)
Gain on settlement of financial instrument	(1.8)	(21.9)
Change in fair value of acquisition consideration and settlement	(2.4)	—
Changes in assets and liabilities
Accounts receivable, net	(96.6)	(39.4)
Contract assets	(18.0)	(63.9)
Inventory, net	(295.1)	(118.2)
Accounts payable and accrued liabilities	213.8	220.7
Profit sharing/deferred compensation	(25.0)	(22.5)
Advance payments	114.1	(133.2)
Income taxes receivable/payable	(3.4)	9.5
Contract liabilities	(3.0)	(30.4)
Pension plans employer contributions	186.6	19.5
Deferred revenue and other deferred credits	53.6	(14.4)
Other	4.3	0.1
Net cash used in operating activities	($226.1)	($394.6)
Investing activities
Purchase of property, plant and equipment	(148.0)	(121.6)
Equity in assets of affiliate	—	—
Acquisition, net of cash acquired	—	(31.3)
Other	0.2	(2.6)
Net cash used in investing activities	($147.8)	($155.5)
Financing activities
Proceeds from issuance of debt	242.7	—
Proceeds from issuance of long term bonds	1,200.0	900.0
Proceeds from issuance of common stock, net	220.7	—
Borrowings under revolving credit facility	5.4	—
Payment on revolving credit facility	(0.6)	—
Payment of principal - settlement of financial instrument	—	(289.5)
Customer financing	180.0	—
Principal payments of debt	(64.1)	(47.6)
Payments on term loan	(5.9)	(6.0)
Payments on bonds	(1,200.0)	(779.2)
Payment of acquisition consideration	(6.0)	—
Taxes paid related to net share settlement awards	(6.6)	(7.2)
Proceeds from issuance of ESPP stock	6.3	3.9
Debt issuance and financing costs	(28.5)	(32.3)
Dividends paid	—	(4.2)
Proceeds from noncontrolling interest	—	3.7
Payment of debt extinguishment costs	(11.8)	(2.6)
Net cash provided by (used in) financing activities	$531.6	($261.0)
Effect of exchange rate changes on cash and cash equivalents	9.8	(8.9)
Net increase (decrease) in cash, cash equivalents and restricted cash for the period	$167.5	($820.0)
Cash, cash equivalents, and restricted cash, beginning of the period	678.4	1,498.4
Cash, cash equivalents, and restricted cash, end of the period	$845.9	$678.4

Reconciliation of Cash and Cash Equivalents and Restricted Cash:	December 31, 2023	December 31, 2022
Cash and cash equivalents, beginning of the period	$658.6	$1,478.6
Restricted cash, short-term, beginning of the period	0.2	0.3
Restricted cash, long-term, beginning of the period	19.6	19.5
Cash, cash equivalents, and restricted cash, beginning of the period	$678.4	$1,498.4

Cash and cash equivalents, end of the period	$823.5	$658.6
Restricted cash, short-term, end of the period	0.1	0.2
Restricted cash, long-term, end of the period	22.3	19.6
Cash, cash equivalents, and restricted cash, end of the period	$845.9	$678.4
* Non-GAAP financial measure, see Appendix for reconciliation

Appendix
In addition to reporting our financial information using U.S. Generally Accepted Accounting Principles (GAAP), management believes that certain non-GAAP measures (which are indicated by * in this report) provide investors with important perspectives into the company’s ongoing business performance. The non-GAAP measures we use in this report are (i) adjusted diluted earnings (loss) per share and (ii) free cash flow, which are described further below. The company does not intend for the information to be considered in isolation or as a substitute for the related GAAP measures. Other companies may define and calculate the measures differently than we do, limiting the usefulness of the measures for comparison with other companies.

Adjusted Diluted Earnings (Loss) Per Share. To provide additional transparency, we have disclosed non-GAAP adjusted diluted earnings (loss) per share (Adjusted EPS). This metric excludes various items that are not considered to be directly related to our operating performance. Management uses Adjusted EPS as a measure of business performance, and we believe this information is useful in providing period-to-period comparisons of our results. The most comparable GAAP measure is diluted earnings (loss) per share.

Free Cash Flow. Free Cash Flow is defined as GAAP cash provided by (used in) operating activities (also referred to herein as “cash from operations”), less capital expenditures for property, plant and equipment. Management believes Free Cash Flow provides investors with an important perspective on the cash available for stockholders, debt repayments including capital leases, and acquisitions after making the capital investments required to support ongoing business operations and long-term value creation. Free Cash Flow does not represent the residual cash flow available for discretionary expenditures as it excludes certain mandatory expenditures. The most comparable GAAP measure is cash provided by (used in) operating activities. Management uses Free Cash Flow as a measure to assess both business performance and overall liquidity.

The tables below provide reconciliations between the GAAP and non-GAAP measures.

Adjusted EPS

	Three months ended December 31		Twelve months ended December 31
	2023	2022	2023	2022

GAAP Diluted Earnings (Loss) Per Share	$0.52	($2.32)	($5.94)	($5.21)
Deferred Tax Asset Valuation Allowance (a)	(0.01)	0.62	1.49	1.63
Investment Agreement Settlement Gain (b)	—	—	—	(0.14)
Losses related to Russia Sanctions (c)	—	—	—	0.19
Pension Termination Charges (d)	(0.03)	0.24	0.43	0.72
Adjusted Diluted Earnings (Loss) Per Share	$0.48	($1.46)	($4.02)	($2.81)

Diluted Shares (in millions)	116.2	104.8	106.6	104.6

(a) Represents the deferred tax asset valuation allowance (included in Income tax provision)

(b) Represents the settlement gain resulting from the settlement of the repayable investment agreement with the U.K. Department of Business, Energy and Industrial Strategy (included in Other income)

(c) Represents the impairment charges and reserve adjustments related to the suspension of all sales and service activities relating to sanctioned Russian business activities. These losses are directly attributable to the sanctions, incremental to similar costs (or income) incurred for reasons other than the sanctions and are not expected to recur, and therefore, are not indicative of Spirit's ongoing operational performance (primarily included in Cost of Sales)

(d) Represents the non-cash charges related to the termination of the U.S. Pension Value Plan A (included in Other income)

Free Cash Flow

	Three months ended December 31		Twelve months ended December 31
($ in millions)	2023	2022	2023	2022

Cash from Operations	$113	($27)	($226)	($395)
Capital Expenditures	(72)	(39)	(148)	(122)
Free Cash Flow	$42	($66)	($374)	($516)